Exhibit 99-2 Revised Consolidated Financial Statements (including accompanying footnotes)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of The Procter & Gamble Company

We have audited the accompanying consolidated balance sheets of The Procter & Gamble Company and subsidiaries (the "Company") as of June 30, 2005 and 2004, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2005 and 2004, and the results of its operations and cash flows for each of the three years in the period ended June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the accompanying 2005 consolidated financial statements have been restated for the adoption of SFAS No. 123 (Revised 2004), "Share-based Payment" and the change in the Company's method of accounting for Treasury Stock in order to present Treasury Stock as a separate component of Shareholders' Equity.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of June 30, 2005, based on the criteria established in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 9, 2005, not included herein, expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 9, 2005, except for Notes 1, 7, 9, and 11 as to which the date is November 2, 2005

                      CONSOLIDATED STATEMENTS OF EARNINGS
                 The Procter & Gamble Company and Subsidiaries

                                                      Years ended June 30
                                                -------------------------------
Amounts in millions except per share amounts     2005        2004        2003
                                                -------     -------     -------
NET SALES                                       $56,741     $51,407     $43,377
Cost of products sold                            27,872      25,143      22,222
Selling, general and administrative expense      18,400      16,882      13,843
                                                -------     -------     -------
OPERATING INCOME                                 10,469       9,382       7,312
                                                -------     -------     -------
Interest expense                                    834         629         561
Other non-operating income, net                     346         152         238
                                                -------     -------     -------
EARNINGS BEFORE INCOME TAXES                      9,981       8,905       6,989
                                                -------     -------     -------
Income taxes                                      3,058       2,749       2,201
                                                -------     -------     -------
NET EARNINGS                                    $ 6,923     $ 6,156     $ 4,788
                                                =======     =======     =======

BASIC NET EARNINGS PER COMMON SHARE             $  2.70     $  2.34     $  1.80
DILUTED NET EARNINGS PER COMMON SHARE           $  2.53     $  2.20     $  1.70
DIVIDENDS PER COMMON SHARE                      $  1.03     $  0.93     $  0.82
                                                =======     =======     =======

See accompanying Notes to Consolidated Financial Statements.

                           CONSOLIDATED BALANCE SHEETS
                  The Procter & Gamble Company and Subsidiaries

                                                            June 30
                                                     ----------------------
Amounts in millions                                    2005          2004
                                                     --------      --------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                            $  6,389      $  4,232
Investment securities                                   1,744         1,660
Accounts receivable                                     4,185         4,062
Inventories
     Materials and supplies                             1,424         1,191
     Work in process                                      350           340
     Finished goods                                     3,232         2,869
                                                     --------      --------
     Total Inventories                                  5,006         4,400
Deferred income taxes                                   1,081           958
Prepaid expenses and other receivables                  1,924         1,803
                                                     --------      --------
TOTAL CURRENT ASSETS                                   20,329        17,115

PROPERTY, PLANT AND EQUIPMENT
     Buildings                                          5,292         5,206
     Machinery and equipment                           20,397        19,456
     Land                                                 636           642
                                                     --------      --------
                                                       26,325        25,304
     Accumulated depreciation                         (11,993)      (11,196)
                                                     --------      --------
NET PROPERTY, PLANT AND EQUIPMENT                      14,332        14,108

GOODWILL AND OTHER INTANGIBLE ASSETS
     Goodwill                                          19,816        19,610
     Trademarks and other intangible assets, net        4,347         4,290
                                                     --------      --------
NET GOODWILL AND OTHER INTANGIBLE ASSETS               24,163        23,900

OTHER NON-CURRENT ASSETS                                2,703         1,925
                                                     --------      --------
TOTAL ASSETS                                         $ 61,527      $ 57,048
                                                     ========      ========

See accompanying Notes to Consolidated Financial Statements.

                          CONSOLIDATED BALANCE SHEETS
                 The Procter & Gamble Company and Subsidiaries

                                                                               June 30
                                                                       ----------------------
Amounts in millions                                                      2005          2004
                                                                       --------      --------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                                       $  3,802      $  3,617
Accrued and other liabilities                                             7,531         7,689
Taxes payable                                                             2,265         2,554
Debt due within one year                                                 11,441         8,287
                                                                       --------      --------
TOTAL CURRENT LIABILITIES                                                25,039        22,147

LONG-TERM DEBT                                                           12,887        12,554
DEFERRED INCOME TAXES                                                     1,896         1,349
OTHER NON-CURRENT LIABILITIES                                             3,230         2,808
                                                                       --------      --------
TOTAL LIABILITIES                                                        43,052        38,858
                                                                       --------      --------

SHAREHOLDERS' EQUITY
Convertible Class A preferred stock, stated value $1 per share
     (600 shares authorized)                                              1,483         1,526
Non-Voting Class B preferred stock, stated value $1 per share
     (200 shares authorized)                                                  -             -
Common stock, stated value $1 per share (10,000 shares authorized;
     shares issued:  2005 - 2,976.6, 2004 - 2,976.3)                      2,977         2,976
Additional paid-in capital                                                3,030         2,454
Reserve for ESOP debt retirement                                         (1,259)       (1,283)
Accumulated other comprehensive income                                   (1,566)       (1,545)
Treasury Stock, at cost (shares held:  2005 - 503.7, 2004 - 432.5)      (17,194)      (12,925)
Retained earnings                                                        31,004        26,987
                                                                       --------      --------
TOTAL SHAREHOLDERS' EQUITY                                               18,475        18,190
                                                                       --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $ 61,527      $ 57,048
                                                                       ========      ========

See accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 The Procter & Gamble Company and Subsidiaries

                                                                                                          Accumulated
                                                Common                        Additional    Reserve for      Other
Dollars in millions/                            Shares     Common  Preferred    Paid-In      ESOP Debt   Comprehensive  Treasury
Shares in thousands                          Outstanding   Stock     Stock      Capital     Retirement      Income        Stock
-------------------------------------------  -----------  -------  ---------  ----------    -----------  -------------  --------
BALANCE JUNE 30, 2002                         2,601,540   $ 2,976  $   1,634  $    1,244    $    (1,339) $      (2,360) $ (9,130)
                                              ---------   -------  ---------  ----------    -----------  -------------  --------
Net earnings
Other comprehensive income:
     Financial statement translation                                                                               804
     Net investment hedges, net of $251 tax                                                                       (418)
     Other, net of tax benefits                                                                                    (32)

     Total comprehensive income

Dividends to shareholders:
     Common
     Preferred, net of tax benefits
Treasury purchases                              (28,276)        -                      6(1)                               (1,242)
Employee plan issuances                          14,312         -                    632                                     553
Preferred stock conversions                       6,819         -        (54)          7                                      47
ESOP debt guarantee reduction                                                                        31

                                              ---------   -------  ---------  ----------    -----------  -------------  --------
BALANCE JUNE 30, 2003                         2,594,395     2,976      1,580       1,889         (1,308)        (2,006)   (9,772)
                                              ---------   -------  ---------  ----------    -----------  -------------  --------
Net earnings
Other comprehensive income:
     Financial statement translation                                                                               750
     Net investment hedges, net of $207 tax                                                                       (348)
     Other, net of tax benefits                                                                                     59

     Total comprehensive income

Dividends to shareholders:
     Common
     Preferred, net of tax benefits
Treasury purchases                              (79,893)        -                      -                                  (4,070)
Employee plan issuances                          22,678         -                    558                                     870
Preferred stock conversions                       6,658         -        (54)          7                                      47
ESOP debt guarantee reduction                                                                        25
                                              ---------   -------  ---------  ----------    -----------  -------------  --------
BALANCE JUNE 30, 2004                         2,543,838     2,976      1,526       2,454         (1,283)        (1,545)  (12,925)
                                              ---------   -------  ---------  ----------    -----------  -------------  --------
Net earnings
Other comprehensive income:
     Financial statement translation                                                                               118
     Net investment hedges, net of $81 tax                                                                         135
     Other, net of tax benefits                                                                                   (274)

     Total comprehensive income

Dividends to shareholders:
     Common
     Preferred, net of tax benefits
Treasury purchases                              (93,308)        -                                                         (5,026)
Employee plan issuances                          17,524         1                    569                                     721
Preferred stock conversions                       4,880         -        (43)          7                                      36
ESOP debt guarantee reduction                                                                        24
                                              ---------   -------  ---------  ----------    -----------  -------------  --------
BALANCE JUNE 30, 2005                         2,472,934   $ 2,977  $   1,483  $    3,030    $    (1,259) $      (1,566) $(17,194)
                                              ---------   -------  ---------  ----------    -----------  -------------  --------

                                                                     Total
Dollars in millions/                         Retained            Comprehensive
Shares in thousands                          Earnings    Total       Income
-------------------------------------------  --------  --------  -------------
BALANCE JUNE 30, 2002                        $ 21,390  $ 14,415
                                             --------  --------
Net earnings                                    4,788     4,788  $       4,788
Other comprehensive income:
     Financial statement translation                        804            804
     Net investment hedges, net of $251 tax                (418)          (418)
     Other, net of tax benefits                             (32)           (32)
                                                                 -------------
     Total comprehensive income                                  $       5,142
                                                                 =============
Dividends to shareholders:
     Common                                    (2,121)   (2,121)
     Preferred, net of tax benefits              (125)     (125)
Treasury purchases                                  -    (1,236)
Employee plan issuances                          (266)      919
Preferred stock conversions                                   -
ESOP debt guarantee reduction                                31

                                             --------  --------
BALANCE JUNE 30, 2003                          23,666    17,025
                                             --------  --------
Net earnings                                    6,156     6,156  $       6,156
Other comprehensive income:
     Financial statement translation                        750            750
     Net investment hedges, net of $207 tax                (348)          (348)
     Other, net of tax benefits                              59             59
                                                                 -------------
     Total comprehensive income                                  $       6,617
                                                                 =============
Dividends to shareholders:
     Common                                    (2,408)   (2,408)
     Preferred, net of tax benefits              (131)     (131)
Treasury purchases                                  -    (4,070)
Employee plan issuances                          (296)    1,132
Preferred stock conversions                                   -
ESOP debt guarantee reduction                                25
                                             --------  --------
BALANCE JUNE 30, 2004                          26,987    18,190
                                             --------  --------
Net earnings                                    6,923     6,923  $       6,923
Other comprehensive income:
     Financial statement translation                        118            118
     Net investment hedges, net of $81 tax                  135            135
     Other, net of tax benefits                            (274)          (274)
                                                                 -------------
     Total comprehensive income                                  $       6,902
                                                                 =============
Dividends to shareholders:
     Common                                    (2,595)   (2,595)
     Preferred, net of tax benefits              (136)     (136)
Treasury purchases                                  -    (5,026)
Employee plan issuances                          (175)    1,116
Preferred stock conversions                                   -
ESOP debt guarantee reduction                                24
                                             --------  --------
BALANCE JUNE 30, 2005                        $ 31,004  $ 18,475
                                             --------  --------

(1) Premium on equity put options totaled $6 for 2003.

See accompanying Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  The Procter & Gamble Company and Subsidiaries

                                                                             Years ended June 30
                                                                   --------------------------------------
Amounts in millions                                                   2005          2004          2003
-------------------                                                ----------    ----------    ----------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       $    4,232    $    5,428    $    2,799
                                                                   ----------    ----------    ----------

OPERATING ACTIVITIES
Net earnings                                                            6,923         6,156         4,788
Depreciation and amortization                                           1,884         1,733         1,703
Share-based compensation expense                                          524           491           559
Deferred income taxes                                                     564           342           (67)
Change in accounts receivable                                             (86)         (159)          163
Change in inventories                                                    (644)           56           (56)
Change in accounts payable, accrued and other liabilities                (101)          597           935
Change in other operating assets and liabilities                         (498)          (88)          178
Other                                                                     113           227           499
                                                                   ----------    ----------    ----------
TOTAL OPERATING ACTIVITIES                                              8,679         9,355         8,702
                                                                   ----------    ----------    ----------

INVESTING ACTIVITIES
Capital expenditures                                                   (2,181)       (2,024)       (1,482)
Proceeds from asset sales                                                 517           230           143
Acquisitions                                                             (572)       (7,476)          (61)
Change in investment securities                                          (100)         (874)           37
                                                                   ----------    ----------    ----------
TOTAL INVESTING ACTIVITIES                                             (2,336)      (10,144)       (1,363)
                                                                   ----------    ----------    ----------

FINANCING ACTIVITIES
Dividends to shareholders                                              (2,731)       (2,539)       (2,246)
Change in short-term debt                                               2,016         4,911        (2,052)
Additions to long-term debt                                             3,108         1,963         1,230
Reductions of long-term debt                                           (2,013)       (1,188)       (1,060)
Impact of stock options and other                                         521           562           267
Treasury purchases                                                     (5,026)       (4,070)       (1,236)
                                                                   ----------    ----------    ----------
TOTAL FINANCING ACTIVITIES                                             (4,125)         (361)       (5,097)
                                                                   ----------    ----------    ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS              (61)          (46)          387
                                                                   ----------    ----------    ----------
CHANGE IN CASH AND CASH EQUIVALENTS                                     2,157        (1,196)        2,629
                                                                   ----------    ----------    ----------
CASH AND CASH EQUIVALENTS, END OF YEAR                             $    6,389    $    4,232    $    5,428
                                                                   ==========    ==========    ==========

SUPPLEMENTAL DISCLOSURE
Cash payments for:
     Interest                                                      $      783    $      630    $      538
     Income taxes                                                       2,644         1,634         1,703
Non-cash capital leases acquired by assuming debt                          68           127             -

See accompanying Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Adoption of the Fair Value Method of Accounting for Stock-Based Compensation

The Procter & Gamble Company ("the Company", "we" or "us") adopted SFAS No. 123(Revised 2004), "Share-based Payment" (SFAS 123(R)) on July 1, 2005. This Statement requires that all stock-based compensation, including grants of employee stock options, be accounted for using the fair-value-based method. SFAS 123(R) is effective for the Company for our fiscal year beginning July 1, 2005. We elected to adopt SFAS 123(R) using the modified retrospective method under which prior years' results were revised to give effect to the value of options granted in fiscal years beginning on or after July 1, 1995. The compensation expense recognized for periods prior to adoption under the modified retrospective method is consistent with the amounts previously reported in our pro forma footnote disclosure for stock-based compensation.

The following table summarizes the impact of the adoption of SFAS 123(R) on the Consolidated Statement of Earnings for the years ended June 30, 2005, 2004 and 2003:

                                                                                   Years ended June 30
                                              -----------------------------------------------------------------------------------
                                                       2005                           2004                          2003
                                                           Revised per                  Revised per                  Revised per
                                              Reported      SFAS 123(R)    Reported      SFAS 123(R)    Reported      SFAS 123(R)
                                              ---------    ------------    ---------    ------------    ---------    ------------
Net Sales                                     $  56,741     $   56,741     $  51,407     $   51,407     $  43,377     $   43,377
Cost of Products Sold                            27,804         27,872        25,076         25,143        22,141         22,222
Selling, General and Administrative Expense      18,010         18,400        16,504         16,882        13,383         13,843
                                              ---------     ----------     ---------     ----------     ---------     ----------
Operating Income                                 10,927         10,469         9,827          9,382         7,853          7,312

Interest Expense                                    834            834           629            629           561            561
Other Non-Operating Income, Net                     346            346           152            152           238            238
                                              ---------     ----------     ---------     ----------     ---------     ----------
Earnings Before Income Taxes                     10,439          9,981         9,350          8,905         7,530          6,989

Income Taxes                                      3,182          3,058         2,869          2,749         2,344          2,201
                                              ---------     ----------     ---------     ----------     ---------     ----------
Net Earnings                                  $   7,257     $    6,923     $   6,481     $    6,156     $   5,186     $    4,788

Basic Net Earnings Per Common Share           $    2.83     $     2.70     $    2.46     $     2.34     $    1.95     $     1.80
Diluted Net Earnings Per Common Share         $    2.66     $     2.53     $    2.32     $     2.20     $    1.85     $     1.70
Dividends Per Common Share                    $    1.03     $     1.03     $    0.93     $     0.93     $    0.82     $     0.82

The Statement of Cash Flows has been revised to reclassify the cash inflows related to excess tax benefits for employee exercise of options from operating activities to financing activities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

As a result of the modified retrospective method of adoption of SFAS 123(R), we revised the following footnotes:

      - Footnote 1, Summary of Significant Accounting Policies - The pro forma disclosure of stock-based compensation expense has been eliminated.

      - Footnote 7, Earnings Per Share and Stock Options - Earnings per share amounts have been revised to reflect stock-based compensation expense and our stock-based compensation disclosures have been revised.

      - Footnote 9, Income Taxes - Income tax disclosures have been revised to reflect stock-based compensation expense and the related income tax effects.

      - Footnote 11, Segment Information - Consistent with our basis of measurement for segment performance, our segment disclosures have been revised to reflect stock-based compensation expense.

      - Footnote 12, Quarterly Results (Unaudited) - Quarterly results have been revised to reflect stock-based compensation expense.

The footnotes have not been updated for any other developments subsequent to the original filing of our Annual Report on Form 10-K.

Change in Treasury Stock Accounting Method

On July 1, 2005, we elected to change our method of accounting for Treasury Stock. We previously accounted for share repurchases as if the Treasury Stock was constructively retired by reducing Common Stock and Retained Earnings within Shareholders' Equity. Reissuances of repurchased shares were accounted for by increasing Common Stock and Additional Paid-In Capital. Our new method of accounting will present Treasury Stock as a separate component of Shareholders' Equity. We believe that our new accounting method is preferable as it more closely depicts the underlying intent of the share repurchases in which the shares are not retired. In addition, we believe that our new presentation of Shareholders' Equity provides greater visibility of our share repurchase activity.

We adopted SFAS No. 154, "Accounting Changes and Error Corrections", on July 1, 2005. Accordingly, we reflected this new accounting method retrospectively by adjusting prior periods. This reclassification is limited to changes within Shareholders' Equity and has no effect on our net earnings, cash flows or total assets. The following tables summarize the changes within Shareholders' Equity as of June 30, 2002, 2003, 2004 and 2005 from the change in our method of accounting for Treasury Stock (these tables also reflect changes to equity from the adoption of FAS 123(R)):

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

                                                              Effect of
                                           As Originally    Treasury Stock     Effect of           As
As of June 30, 2002                           Reported          Change         SFAS 123(R)       Adjusted
-------------------                        -------------    --------------     -----------       --------
Common Stock                                  $  2,602         $    374          $     -         $  2,976
Preferred Stock                                  1,634                -                -            1,634
Additional Paid-In Capital                       1,189           (2,147)           2,202            1,244
Reserve for ESOP Debt Retirement                (1,339)               -                -           (1,339)
Accumulated Other Comprehensive Income          (2,360)               -                -           (2,360)
Treasury Stock                                       -           (9,130)               -           (9,130)
Retained Earnings                               11,980           10,903           (1,493)          21,390
                                              --------         --------          -------         --------
Total Shareholders' Equity                      13,706                -              709           14,415

                                                              Effect of
                                           As Originally    Treasury Stock     Effect of           As
As of June 30, 2003                           Reported          Change         SFAS 123(R)       Adjusted
-------------------                        -------------    --------------     -----------       --------
Common Stock                                  $  2,594         $    382          $     -         $  2,976
Preferred Stock                                  1,580                -                -            1,580
Additional Paid-In Capital                       1,634           (2,475)           2,730            1,889
Reserve for ESOP Debt Retirement                (1,308)               -                -           (1,308)
Accumulated Other Comprehensive Income          (2,006)               -                -           (2,006)
Treasury Stock                                       -           (9,772)               -           (9,772)
Retained Earnings                               13,692           11,865           (1,891)          23,666
                                              --------         --------          -------         --------
Total Shareholders' Equity                      16,186                -              839           17,025

                                                              Effect of
                                           As Originally    Treasury Stock     Effect of           As
As of June 30, 2004                           Reported          Change         SFAS 123(R)       Adjusted
-------------------                        -------------    --------------     -----------       --------
Common Stock                                  $  2,544         $    432          $     -         $  2,976
Preferred Stock                                  1,526                -                -            1,526
Additional Paid-In Capital                       2,425           (3,098)           3,127            2,454
Reserve for ESOP Debt Retirement                (1,283)               -                -           (1,283)
Accumulated Other Comprehensive Income          (1,545)               -                -           (1,545)
Treasury Stock                                       -          (12,925)               -          (12,925)
Retained Earnings                               13,611           15,591           (2,215)          26,987
                                              --------         --------          -------         --------
Total Shareholders' Equity                      17,278                -              912           18,190

                                                              Effect of
                                           As Originally    Treasury Stock     Effect of           As
As of June 30, 2005                           Reported          Change         SFAS 123(R)       Adjusted
-------------------                        -------------    --------------     -----------       --------
Common Stock                                  $  2,473         $    504          $     -         $  2,977
Preferred Stock                                  1,483                -                -            1,483
Additional Paid-In Capital                       3,142           (3,659)           3,547            3,030
Reserve for ESOP Debt Retirement                (1,259)               -                -           (1,259)
Accumulated Other Comprehensive Income          (1,566)               -                -           (1,566)
Treasury Stock                                       -          (17,194)               -          (17,194)
Retained Earnings                               13,204           20,349           (2,549)          31,004
                                              --------         --------          -------         --------
Total Shareholders' Equity                      17,477                -              998           18,475

Nature of Operations

Our business is focused on providing consumer branded products of superior quality and value. We market over 300 branded products in more than 160 countries around the world. Our products are sold primarily through retail operations including mass merchandisers, grocery stores, membership club stores, drug stores and high-frequency stores.

Basis of Presentation

The Consolidated Financial Statements include The Procter & Gamble Company and its controlled subsidiaries. Intercompany transactions are eliminated in consolidation. Investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions, are accounted for as equity method investments. All amounts are presented as millions of dollars except per share amounts or as otherwise specified.

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying disclosures. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, pensions, post-employment benefits, stock options, useful lives for depreciation and amortization, future cash flows associated with impairment testing for goodwill and long-lived assets, deferred tax assets, potential income tax assessments and contingencies. Actual results may ultimately differ from estimates, although management does not believe such differences would materially affect the financial statements in any individual year.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. Most revenue transactions represent sales of inventory. The revenue recorded includes shipping and handling costs, which generally are included in the list price to the customer. Our policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which generally is on the date of shipment. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued and other liabilities line item in the Consolidated Balance Sheets.

Cost of Products Sold

Cost of products sold primarily comprises direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity. Shipping and handling costs invoiced to customers are included in net sales.

Selling, General and Administrative Expense

Selling, general and administrative expense is primarily comprised of marketing expenses, including the cost of media, advertising and related costs; selling expenses; research and development costs; administrative and other indirect overhead costs; depreciation and amortization expense on non-manufacturing assets; and other miscellaneous operating items. Research and development costs are charged to expense as incurred and were $1,940 in 2005, $1,802 in 2004 and $1,665 in 2003. Advertising costs are charged to expense as incurred. Worldwide television, print, radio and internet advertising expenses were $5,917 in 2005, $5,504 in 2004 and $4,373 in 2003.

Restructuring Program

In 1999, concurrent with a reorganization of our operations into product-based Global Business Units, we initiated a multi-year Organization 2005 Restructuring Program. Costs included enrollment reductions, manufacturing consolidations and portfolio choices to scale back or discontinue under-performing businesses and initiatives. Total restructuring program charges were $751 in 2003, including $351 in separations related

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

to approximately 5,000 people, $190 in asset write-downs and $87 in accelerated depreciation related to long-lived assets that were taken out of service prior to the end of their normal service period.

At June 30, 2003, the program was substantially complete with a remaining reserve of $335. Substantially all of this liability was settled through cash payments by June 30, 2004.

We continue to undertake projects substantially smaller in scope to maintain a competitive cost structure, including manufacturing streamlining and work force rationalization, as part of our normal operations.

Other Non-Operating Income, Net

Other non-operating income, net primarily includes divestiture gains and losses and interest and investment income.

Currency Translation

Financial statements of operating subsidiaries outside the United States of America (U.S.) generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in other comprehensive income. For subsidiaries operating in highly inflationary economies, the U.S. dollar is the functional currency. Remeasurement adjustments for financial statements in highly inflationary economies and other transactional exchange gains and losses are reflected in earnings.

Cash Flow Presentation

The Statement of Cash Flows is prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. These adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net earnings. The adjustments also remove from operating activities cash flows arising from investing and financing activities, which are presented separately from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from derivative instruments designated as net investment hedges are classified as financing activities. Cash flows from other derivative instruments used to manage interest, commodity or currency exposures are classified as operating activities. Cash paid for acquisitions is classified as investing activities.

Cash Equivalents

Highly liquid investments with remaining stated maturities of three months or less when purchased are considered cash equivalents and recorded at cost.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

Investments

Investment securities consist of auction rate securities that approximate fair value and readily-marketable debt and equity securities that are classified as trading with unrealized gains or losses charged to earnings.

Other investments that are not controlled and over which we do not have the ability to exercise significant influence are accounted for under the cost method.

Inventory Valuation

Inventories are valued at cost, which is not in excess of current market prices. Product-related inventories are primarily maintained on the first-in, first-out method. Minor amounts of product inventories, including certain cosmetics and commodities, are maintained on the last-in, first-out method. The cost of spare part inventories is maintained using the average cost method.

Goodwill and Other Intangible Assets

The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, principally on a straight-line basis over the estimated periods benefited. Goodwill and indefinite-lived intangibles, primarily brand names and trademarks, are not amortized, but are evaluated annually for impairment. Our impairment testing for goodwill is performed separately from our impairment testing of individual indefinite-lived intangibles. The annual evaluation for impairment of goodwill and indefinite-lived intangibles is based on valuation models that incorporate internal projections of expected future cash flows and operating plans. We evaluate a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, operating plan and the macroeconomic environment of the countries in which the brands are sold. Where certain events or changes in operating conditions occur, indefinite-lived intangibles may be adjusted to a determinable life and an impairment assessment may be performed.

Due to the nature of our business, there are a number of brand intangibles that have been determined to have indefinite lives. If it is determined that a brand intangible does not have an indefinite life, our policy is to amortize the intangible asset over the expected useful life. Patents, technology and other intangibles with contractual terms are amortized over their respective contractual lives. Other non-contractual intangible assets with determinable lives are amortized over periods generally ranging from 5 to 20 years. Where certain events or changes in operating conditions occur, lives on intangible assets with determinable lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets' estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and equipment (15-year life), computer equipment and capitalized software (3 to 5-year lives) and manufacturing equipment (3 to 20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, where appropriate, changes are made prospectively. Where certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Fair Values of Financial Instruments

Certain financial instruments are required to be recorded at fair value. The estimated fair values of such financial instruments, including certain debt instruments, investment securities and derivatives, have been determined using market information and valuation methodologies, primarily discounted cash flow analysis. These estimates require considerable judgment in interpreting market data and changes in assumptions or estimation methods could significantly affect the fair value estimates. However, we do not believe any such changes would have a material impact on our financial condition or results of operations. Other financial instruments, including cash equivalents, other investments and short-term debt, are recorded at cost, which approximates fair value. The fair values of long-term debt and derivative instruments are disclosed in Note 5 and
Note 6, respectively.

New Pronouncements and Reclassifications

As described previously, we adopted SFAS 123(R) on July 1, 2005 using the modified retrospective method. No other new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the consolidated financial statements. Certain reclassifications of prior years' amounts have been made to conform to the current year presentation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

NOTE 2 ACQUISITIONS

Gillette Acquisition

On January 27, 2005, we entered into an agreement to acquire The Gillette Company. The agreement, which has been approved by the boards of directors and the shareholders of both companies, provides for a stock-for-stock exchange in which 0.975 shares of The Procter & Gamble Company common stock would be issued and exchanged, on a tax-free basis, for each share of The Gillette Company. Under the purchase method of accounting, the total consideration would be approximately $54 billion, determined using the average Company stock prices beginning two days before and ending two days after January 28, 2005, the date the acquisition was announced.

The Gillette Company is a leader in several global product categories including blades and razors, oral care and batteries. Total sales for Gillette during its most recent year ended December 31, 2004 were $10.5 billion.

The acquisition is subject to approval by certain regulatory authorities. We believe that the transaction will close in Fall 2005.

In connection with this acquisition, we also announced a share buyback plan under which we will acquire up to $22 billion of Company common shares. Through June 30, 2005, we repurchased $3.00 billion under this plan, financed by a bridge credit facility. On July 27, 2005, we entered into a $24 billion three-year credit facility with a syndicate of banks. This facility replaced the bridge credit facility. Proceeds will be used for general corporate purposes with the expectation that the majority of the funds will be used as part of the share repurchase program. As part of the share repurchase program, we may also purchase shares of The Gillette Company prior to close to facilitate completion of the transaction (dependent on market conditions and regulatory approval). This facility is initially secured by a pledge of certain of the Company shares acquired under the share buyback plan. This credit

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

facility carries a variable interest rate. Interest on the facility will be managed within our overall interest rate management policies described in Note 6.

Wella Acquisition

On September 2, 2003, we acquired a controlling interest in Wella. Through a stock purchase agreement with the majority shareholders of Wella and a tender offer made on the remaining shares, we acquired a total of 81% of Wella's outstanding shares, including 99% of Wella's outstanding voting class shares. In June 2004, the Company and Wella entered into a Domination and Profit Transfer Agreement (the Domination Agreement) pursuant to which we are entitled to exercise full operating control and receive 100% of the future earnings of Wella. As consideration for the Domination Agreement, we will pay the holders of the remaining outstanding shares of Wella a guaranteed perpetual annual dividend payment. Alternatively, the remaining Wella shareholders may elect to tender their shares to us for an agreed price. The fair value of the total guaranteed annual dividend payments was $1.11 billion, which approximates the cost if all remaining shares were tendered. Because the Domination Agreement transfers operational and economic control of the remaining outstanding shares to the Company, it has been accounted for as an acquisition of the remaining shares, with a liability recorded equal to the fair value of the guaranteed payments. Because of the tender feature, the liability is recorded as a current liability in the accrued and other liabilities line of the Consolidated Balance Sheets. Payments made under the guaranteed annual dividend and tender provisions are allocated between interest expense and a reduction of the liability, as appropriate. The total purchase price for Wella, including acquisition costs, was $6.27 billion based on exchange rates at the acquisition dates. It was funded with a combination of cash, debt and the liability recorded under the Domination Agreement.

The acquisition of Wella, with over $3 billion in annual net sales, gives us access to the professional hair care category plus greater scale and scope in hair care, hair colorants, cosmetics and fragrance products, while providing potential for significant synergies. The operating results of the Wella business are reported in our P&G Beauty Global Business Unit beginning September 2, 2003.

The following table provides pro forma results of operations for the years ended June 30, 2004 and 2003, as if Wella had been acquired as of the beginning of each fiscal year presented. Pro forma information for 2005 is not provided as the results of Wella are included in our results for the entire year. The pro forma results include certain adjustments, including adjustments to convert Wella's historical financial information from International Financial Reporting Standards (IFRS) into U.S. GAAP, estimated interest impacts from funding of the acquisition and estimated amortization of definite-lived intangible assets. However, pro forma results do not include any cost savings or other effects of the integration of Wella. Accordingly, such amounts are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated.

                                        Years ended June 30
                                        -------------------
Pro forma results                         2004       2003
-------------------------------------   -------     -------
Net Sales                               $51,958     $46,751
Net Earnings                              6,402       5,222
Diluted Net Earnings per Common Share   $  2.29     $  1.86
                                        -------     -------

The following table presents the allocation of purchase price related to the Wella business as of the date of acquisition.

Current assets                  $1,797
Property, plant and equipment      407
Goodwill                         5,941
Intangible assets                1,671
Other non-current assets           157
                                ------
TOTAL ASSETS ACQUIRED            9,973
                                ------

Current liabilities              2,099
Non-current liabilities          1,601
                                ------
TOTAL LIABILITIES ASSUMED        3,700
                                ------
NET ASSETS ACQUIRED              6,273
                                ------

The Wella acquisition resulted in $5.94 billion in goodwill, all of which was allocated to the P&G Beauty Global Business Unit. The following table presents the intangible assets acquired.




                                                  Weighted
                                                Average life
                                                ------------
Intangible Assets with
  Determinable Lives
Trademarks                            $  267         9
Professional customer relationships      196        15
Patents and technology                    10         5
Other                                     46        23
                                      ------       ---
                                         519

Trademarks with
   Indefinite Lives                    1,152
                                      ------
TOTAL INTANGIBLE ASSETS                1,671
                                      ------

China Venture

On June 18, 2004, we purchased the remaining 20% stake in our China venture from our partner, Hutchison Whampoa China Ltd. (Hutchison), giving us full ownership in our operations in China. The net purchase price was $1.85 billion, which is the purchase price of $2.00 billion net of minority interest and related obligations that were eliminated as a result of the transaction. The acquisition was funded by debt. The fair value of the incremental individual assets and liabilities acquired approximates current book value. Accordingly, the purchase price was recorded as goodwill, which was allocated to multiple businesses.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

Other minor business purchases and intangible asset acquisitions totaled $572, $384 and $61 in 2005, 2004 and 2003, respectively.

NOTE 3 GOODWILL AND INTANGIBLE ASSETS

The change in the net carrying amount of goodwill for the years ended June 30, 2005 and 2004 by business was as follows:

                                                   2005        2004
                                                 --------    --------
Total P&G Beauty, beginning of year              $ 14,457    $  6,600
       Acquisitions                                    70       7,277
       Translation and other                           53         580
                                                 --------    --------
   END OF YEAR                                     14,580      14,457
                                                 --------    --------
   Health Care, beginning of year                   3,315       2,908
       Acquisitions                                    60         386
       Translation and other                            3          21
                                                 --------    --------
   END OF YEAR                                      3,378       3,315
                                                 --------    --------
   Baby Care and Family Care, beginning of year       941         884
       Acquisitions                                     1          19
       Translation and other                           13          38
                                                 --------    --------
   END OF YEAR                                        955         941
                                                 --------    --------
Total P&G Family Health, beginning of year          4,256       3,792
       Acquisitions                                    61         405
       Translation and other                           16          59
                                                 --------    --------
   END OF YEAR                                      4,333       4,256
                                                 --------    --------
   Fabric Care and Home Care,
       beginning of year                              614         460
       Acquisitions                                    28         148
       Translation and other                            2           6
                                                 --------    --------
   END OF YEAR                                        644         614
                                                 --------    --------
   Snacks and Coffee, beginning of year               283         280
       Divestitures                                   (25)          -
       Translation and other                            1           3
                                                 --------    --------
   END OF YEAR                                        259         283
                                                 --------    --------
Total P&G Household Care,
       beginning of year                              897         740
       Acquisitions and divestitures                    3         148
       Translation and other                            3           9
                                                 --------    --------
   END OF YEAR                                        903         897
                                                 --------    --------
Goodwill, Net, beginning of year                   19,610      11,132
       Acquisitions and divestitures                  134       7,830
       Translation and other                           72         648
                                                 --------    --------
   END OF YEAR                                     19,816      19,610
                                                 --------    --------

Identifiable intangible assets as of June 30, 2005 and 2004 were comprised of:

                                June 30, 2005                     June 30, 2004
                         -----------------------------     -----------------------------
                         Gross Carrying   Accumulated      Gross Carrying   Accumulated
                             Amount       Amortization         Amount       Amortization
                         --------------   ------------     --------------   ------------
Intangible Assets with
   Determinable Lives
Trademarks                   $1,144         $  239             $1,012          $  155
Patents and technology          419            236                518             250
Other                           552            235                554             165
                             ------         ------             ------          ------
                              2,115            710              2,084             570
                             ------         ------             ------          ------
Trademarks With
   Indefinite Lives           2,942              -              2,776               -
                             ------         ------             ------          ------
                              5,057            710              4,860             570
                             ------         ------             ------          ------

The amortization of intangible assets for the years ended June 30, 2005, 2004 and 2003 was $198, $165 and $100, respectively. Estimated amortization expense over the next five years is as follows: 2006-$203; 2007-$171; 2008-$159; 2009-$149 and 2010-$144. Such estimates do not reflect the impact of future foreign exchange rate changes and the Gillette acquisition.

NOTE 4 SUPPLEMENTAL FINANCIAL INFORMATION

Selected components of current and non-current liabilities were as follows:

                                                 June 30
                                             ----------------
                                              2005      2004
                                             ------    ------
Accrued And Other Current Liabilities
Marketing and promotion                      $1,912    $1,876
Liability under Wella Domination Agreement    1,087     1,106
Compensation expenses                         1,045     1,049
Other                                         3,487     3,658
                                             ------    ------
                                              7,531     7,689
                                             ------    ------

Other Non-Current Liabilities
Pension benefits                             $2,096    $1,798
Other postretirement benefits                   149       142
Other                                           985       868
                                             ------    ------
                                              3,230     2,808
                                             ------    ------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

NOTE 5 SHORT-TERM AND LONG-TERM DEBT

                                         June 30
                                    ------------------
                                      2005       2004
                                    -------    -------
Short-Term Debt
USD commercial paper                $ 5,513    $ 6,059
Non-USD commercial paper                 18        149
Current portion of long-term debt     2,606      1,518
Bridge credit facility                3,010          -
Other                                   294        561
                                    -------    -------
                                     11,441      8,287
                                    -------    -------

The weighted average short-term interest rates were 3.5% and 1.5% as of June 30, 2005 and 2004, respectively, including the effects of related interest rate swaps discussed in Note 6.

                                                 June 30
                                            -----------------
                                             2005       2004
                                            ------     ------
Long-Term Debt
5.75% EUR note due September, 2005           1,814      1,827
1.50% JPY note due December, 2005              499        503
3.50% CHF note due February, 2006              234        240
5.40% EUR note due August, 2006                363        365
4.75% USD note due June, 2007                1,000      1,000
6.13% USD note due May, 2008                   500        500
4.30% USD note due August, 2008                500        500
3.50% USD note due December, 2008              650        650
6.88% USD note due September, 2009           1,000      1,000
2.00% JPY note due June, 2010                  454        458
Floating rate USD note due October, 2010     1,500          -
4.95% USD note due August, 2014                900          -
4.85% USD note due December, 2015              700        700
9.36% ESOP debentures due 2007-2021(1)       1,000      1,000
8.00% USD note due September, 2024             200        200
6.45% USD note due January, 2026               300        300
6.25% GBP note due January, 2030               904        906
5.25% GBP note due January, 2033               362        363
5.50% USD note due February, 2034              500        500
5.80% USD note due August, 2034                600          -
Debt assumed under capital leases              273        252
All other long-term debt                     1,240      2,808
Current portion of long-term debt           (2,606)    (1,518)
                                            ------     ------
                                            12,887     12,554
                                            ------     ------

------------------

(1) Debt issued by the ESOP is guaranteed by the Company and must be recorded as debt of the Company as discussed in Note 8.

Long-term weighted average interest rates were 3.2% and 4.0% as of June 30, 2005 and 2004, respectively, including the effects of related interest rate swaps and net investment hedges discussed in Note 6.

The fair value of the long-term debt was $13,904 and $13,168 at June 30, 2005 and 2004, respectively. Long-term debt maturities during the next five years are as follows: 2006-$2,606; 2007-$1,440; 2008-$816; 2009-$1,154 and
2010-$1,734.

NOTE 6 RISK MANAGEMENT ACTIVITIES

As a multinational company with diverse product offerings, we are exposed to market risks, such as changes in interest rates, currency exchange rates and commodity pricing. To manage the volatility related to these exposures, we evaluate exposures on a consolidated basis to take advantage of logical exposure netting and correlation. For the remaining exposures, we enter into various derivative transactions. Such derivative transactions, which are executed in accordance with our policies in areas such as counterparty exposure and hedging practices, are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. We do not hold or issue derivative financial instruments for speculative trading purposes.

At inception, we formally designate and document the qualifying financial instrument as a hedge of an underlying exposure. We formally assess, both at inception and at least quarterly on an ongoing basis, whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Fluctuations in the derivative value generally are offset by changes in the fair value or cash flows of the exposures being hedged. This offset is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. Any ineffective portion of an instrument's change in fair value is immediately recognized in earnings.

Credit Risk

We have established strict counterparty credit guidelines and normally enter into transactions with investment grade financial institutions. Counterparty exposures are monitored daily and downgrades in credit rating are reviewed on a timely basis. Credit risk arising from the inability of a counterparty to meet the terms of our financial instrument contracts generally is limited to the amounts, if any, by which the counterparty's obligations exceed our obligations to the counterparty. We do not expect to incur material credit losses on our risk management or other financial instruments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

Interest Rate Management

Our policy is to manage interest cost using a mixture of fixed-rate and variable-rate debt. To manage this risk in a cost efficient manner, we enter into interest rate swaps in which we agree to exchange with the counterparty, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount.

Interest rate swaps that meet specific conditions under SFAS No. 133 are accounted for as fair value and cash flow hedges. For fair value hedges, the changes in the fair value of both the hedging instruments and the underlying debt obligations are immediately recognized in interest expense as equal and offsetting gains and losses. The fair value of these fair value hedges was a net asset of $17 and $45 at June 30, 2005 and 2004, respectively. All existing fair value hedges are 100% effective. As a result, there is no impact to earnings due to hedge ineffectiveness. For cash flow hedges, the effective portion of the changes in fair value is reported in other comprehensive income and reclassified into interest expense over the life of the underlying debt. The fair value of these cash flow hedges was an asset of $3 at June 30, 2005. There were no such interest rate cash flow hedges at June 30, 2004.

Foreign Currency Management

We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. The purpose of our foreign currency hedging program is to reduce the risk caused by short-term changes in exchange rates.

We primarily utilize forward contracts and options with maturities of less than 18 months and currency swaps with maturities up to 5 years. These instruments are intended to offset the effect of exchange rate fluctuations on forecasted sales, inventory purchases, intercompany royalties and intercompany loans denominated in foreign currencies and are therefore accounted for as cash flow hedges. The fair value of these instruments at June 30, 2005 and 2004 was $47 and $47 in assets and $131 and $140 in liabilities, respectively. The effective portion of the changes in fair value for these instruments is reported in other comprehensive income and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transactions affect earnings. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings.

Certain instruments used to manage foreign exchange risk do not meet the requirements for hedge accounting treatment. In these cases, the change in value of the instruments is designed to offset the foreign currency impact of intercompany financing transactions, income from international operations and other balance sheet revaluations. The fair value of these instruments at June 30, 2005 and 2004 was $57 and $71 in assets and $108 and $26 in liabilities, respectively. The change in value of these instruments is immediately recognized in earnings. The net impact of such instruments, included in selling, general and administrative expense, was $18, $80 and $264 of gains in 2005, 2004 and 2003, respectively, which substantially offset foreign currency transaction and translation losses of the exposures being hedged.

Net Investment Hedging

We hedge certain of our net investment positions in major foreign subsidiaries. To accomplish this, we either borrow directly in foreign currency and designate a portion of foreign currency debt as a hedge of net investments in foreign subsidiaries or enter into foreign currency swaps that are designated as hedges of our related foreign net investments. Under SFAS No. 133, changes in the fair value of these instruments are immediately recognized in other comprehensive income, to offset the change in the value of the net investment being hedged. Currency effects of these hedges reflected in other comprehensive income were a $135 after-tax gain, a $348 after-tax loss and a $418 after-tax loss in 2005, 2004 and 2003, respectively. Accumulated net balances were a $451 and $586 after-tax loss in 2005 and 2004, respectively.

Commodity Price Management

Raw materials are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to certain anticipated inventory purchases, we use futures and options with maturities generally less than one year and swap contracts with maturities up to five years. These market instruments are designated as cash flow hedges under SFAS No. 133. Accordingly, the mark-to-market gain or loss on qualifying hedges is reported in other comprehensive income and reclassified into cost of products sold in the same period or periods during which the hedged transactions affect earnings. Qualifying cash flow hedges currently recorded in other comprehensive income are not considered material. The mark-to-market gain or loss on non-qualifying, excluded and ineffective portions of hedges is immediately recognized in cost of products sold. Commodity hedging activity was not material to our financial statements for any of the years presented.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

NOTE 7 EARNINGS PER SHARE AND STOCK OPTIONS

Net Earnings Per Common Share

Net earnings less preferred dividends (net of related tax benefits) are divided by the weighted average number of common shares outstanding during the year to calculate basic net earnings per common share. Diluted net earnings per common share are calculated to give effect to stock options and assuming conversion of preferred stock (see Note 8).

Net earnings and common shares balances used to calculate basic and diluted net earnings per share were as follows:

                                                                           Years ended June 30
                                                                       -----------------------------
                                                                        2005       2004       2003
                                                                       -------    -------    -------
NET EARNINGS                                                           $ 6,923    $ 6,156    $ 4,788
    Preferred dividends, net of tax benefit                               (136)      (131)      (125)
                                                                       -------    -------    -------
NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS                            6,787      6,025      4,663
                                                                       -------    -------    -------
Preferred dividends, net of tax benefit                                    136        131        125
Preferred dividend impact on funding of ESOP                                (1)        (4)        (9)
                                                                       -------    -------    -------
DILUTED NET EARNINGS                                                     6,922      6,152      4,779
                                                                       =======    =======    =======

                                                                           Years ended June 30
                                                                       -----------------------------
Shares in millions                                                      2005       2004       2003
                                                                       -------    -------    -------
Basic weighted average common shares outstanding                       2,515.6    2,580.1    2,593.2
Effect of dilutive securities
    Conversion of preferred shares (1)                                   158.3      164.0      170.2
    Exercise of stock options and other unvested equity awards (2)        63.2       55.3       40.3
                                                                       -------    -------    -------
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                     2,737.1    2,799.4    2,803.7
                                                                       =======    =======    =======

(1) Despite being included currently in diluted net earnings per common share, the actual conversion to common stock occurs pursuant to the repayment of the ESOP debt through 2021.

(2) Approximately 1 million in 2005, 38 million in 2004 and 66 million in 2003 of the Company's outstanding stock options were not included in the diluted net earnings per share calculation because to do so would have been antidilutive (i.e., the exercise price exceeded market value).

Stock-Based Compensation

We have a primary stock-based compensation plan under which stock options are granted annually to key managers and directors with exercise prices equal to the market price of

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

the underlying shares on the date of grant. Grants were made under plans approved by shareholders in 2001 and 2003. A total of 229 million shares of common stock were authorized for issuance under these plans of which 137 million remain available for grant. Grants issued since September 2002 are vested after three years and have a ten-year life. Grants issued from July 1998 through August 2002 are vested after three years and have a fifteen-year life, while grants issued prior to July 1998 are vested after one year and have a ten-year life. In addition to our key manager and director grants, we make other minor grants to employees of stock options, for which vesting terms and options lives are not substantially different. We also make minor grants of restricted stock, restricted stock units and other stock-based grants to certain employees. Total compensation cost for these restricted stock, restricted stock units and other stock-based grants, which are generally expensed at grant date, was $65, $46 and $18 in 2005, 2004 and 2003, respectively.

Effective July 1, 2005, we adopted FAS 123(R) on a modified retrospective basis. Total stock-based compensation expense for stock option grants was $459, $445 and $541 for 2005, 2004 and 2003, respectively. The total income tax benefit recognized in the income statement for these stock-based compensation arrangements was $125, $120 and $143 for 2005, 2004 and 2003, respectively.

We have no specific policy to repurchase common shares to mitigate the dilutive impact of options; however, we have historically made adequate discretionary purchases, based on cash availability, market trends and other factors, to satisfy stock option exercise activity.

In calculating the impact for options granted, we have estimated the fair value of each grant using the Black-Scholes option-pricing model for grants issued through December 31, 2004. Effective January 1, 2005, we utilize a binomial lattice-based model for the valuation of stock option grants. The utilization of the binomial lattice-based model did not have a significant impact on the valuation of stock options as compared to the Black-Scholes model. Assumptions utilized in the model are evaluated and revised, as necessary, to reflect market conditions and experience. Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed for the period of time that lattice-based models were employed. Expected volatilities are based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

                                            Years ended June 30
                                         -------------------------
                                           2005       2004    2003
                                         --------     ----    ----
Interest rate                            3.2%-4.5%     3.8%    3.9%
Weighted-average interest rate                4.4%       -       -
Dividend yield                                1.9%     1.8%    1.8%
Expected volatility                        15%-20%      20%     20%
Weighted-average volatility                    20%       -       -
Expected life in years                          9        8       8

A summary of option activity under the Plans as of June 30, 2005 and changes during the year then ended is presented below:

                                                                   Weighted Avg
                                                                     Remaining       Aggregate
                                                                    Contractual      Intrinsic
                                                 Weighted-Avg.         Life            Value
Options in Thousands                Options     Exercise Price       in Years      (in millions)
--------------------                -------     --------------     -------------    ------------
Outstanding as of July 1, 2004       276,293    $        38.85
Granted                               29,100             53.75
Exercised                            (17,207)            26.46
Canceled                              (1,003)            46.38
                                    --------    --------------
OUTSTANDING, END OF YEAR             287,183             41.07              8.0      $   3,382
                                    --------    --------------     -------------     ---------

Exercisable                          182,488             36.05              7.8      $   3,047


The weighted-average grant-date fair value of options granted was $14.34, $12.50 and $10.99 in 2005, 2004 and 2003, respectively. The total intrinsic value of options exercised was $526, $537 and $338 in 2005, 2004 and 2003, respectively. The total fair value of options that vested during 2005, 2004 and 2003 was $532, $620 and $718, respectively.

At June 30, 2005, there was $535 of compensation cost that has not yet been recognized related to non-vested stock-based awards. That cost is expected to be recognized over a weighted-average period of 2.0 years.

Cash received from options exercised was $455, $555 and $269 in 2005, 2004 and 2003, respectively. The actual tax benefit realized for the tax deductions from options exercises totaled $149, $161 and $104 in 2005, 2004 and 2003, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

NOTE 8 POSTRETIREMENT BENEFITS AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company offers various postretirement benefits to its employees.

Defined Contribution Retirement Plans

The most prevalent employee pension plans offered are defined contribution plans, which cover substantially all employees in the U.S., as well as employees in certain other countries. These plans are fully funded. We generally make contributions to participants based on individual base salaries and years of service. In the U.S., the contribution is set annually. Total contributions have approximated 15% of total participants' annual wages and salaries for 2005, 2004 and 2003.

The Company maintains The Procter & Gamble Profit Sharing Trust (Trust) and Employee Stock Ownership Plan (ESOP) to provide a portion of the funding for the U.S. defined contribution plan, as well as other retiree benefits. Operating details of the ESOP are provided at the end of this Note. The fair value of the ESOP Series A shares reduces our cash contribution required to fund the U.S. defined contribution plan. Defined contribution expense, which approximates our cash contribution to the plan that is funded in the subsequent year, was $203, $274 and $286 in 2005, 2004 and 2003, respectively.

Defined Benefit Retirement Plans and Other Retiree Benefits

Certain other employees, primarily outside the U.S., are covered by local defined benefit pension plans as well as other retiree benefit plans.

The Company also provides certain other retiree benefits, primarily health care and life insurance, for substantially all U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. These benefits primarily are funded by ESOP Series B shares, as well as certain other assets contributed by the Company.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 introduced a Medicare prescription-drug benefit beginning in 2006 as well as a federal subsidy to sponsors of retiree health care plans that provide a benefit at least "actuarially equivalent" to the Medicare benefit. The impact of this Act was included in the June 30, 2004 measurement process for other retiree benefit plans. The Act did not have a material impact to the net periodic retiree medical benefit cost or to expected benefit payments.

Obligation and Funded Status. We use a June 30 measurement date for our defined benefit retirement plans and other retiree benefit plans. The following provides a reconciliation of benefit obligations, plan assets and funded status of these plans:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

                                                                        Years ended June 30
                                                     --------------------------------------------------
                                                     Pension Benefits (2)    Other Retiree Benefits (3)
                                                     --------------------    --------------------------
                                                       2005         2004       2005               2004
                                                     -------    ---------    -------            -------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year (1)          $ 4,616      $ 3,543    $ 2,400            $ 2,914
Service cost                                             162          157         67                 89
Interest cost                                            241          204        146                172
Participants' contributions                               18           14         33                 31
Amendments                                                45           50          -               (258)
Actuarial loss (gain)                                    807            5        566               (460)
Acquisitions (divestitures)                               (7)         590          -                  7
Curtailments and settlements                               -          (39)         -                 (8)
Special termination benefits                               -           12          2                 41
Currency translation                                     (35)         288          9                  5
Benefit payments                                        (221)        (208)      (144)              (133)
                                                     -------    ---------    -------            -------
BENEFIT OBLIGATION AT END OF YEAR (1)                  5,626        4,616      3,079              2,400
                                                     -------    ---------    -------            -------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year       $ 2,263      $ 1,558    $ 2,843            $ 2,277
Actual return on plan assets                             201          194        (44)               651
Acquisitions (divestitures)                                -          185          -                  -
Employer contributions                                   310          412         11                 18
Participants' contributions                               18           14         33                 31
Settlements                                                -          (21)         -                  -
Currency translation                                       1          129          1                 (1)
Benefit payments                                        (221)        (208)      (144)              (133)
                                                     -------    ---------    -------            -------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR               2,572        2,263      2,700              2,843
                                                     -------    ---------    -------            -------
FUNDED STATUS                                         (3,054)      (2,353)      (379)               443
                                                     -------    ---------    -------            -------

-----------------
(1) For the pension benefit plans, the benefit obligation is the projected benefit obligation. For other retiree benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.

(2)   Predominantly non-U.S.-based defined benefit retirement plans.

(3)   Predominantly U.S.-based other postretirement benefit plans.

                                                               Years ended June 30
                                                  --------------------------------------------
                                                   Pension Benefits     Other Retiree Benefits
                                                  ------------------    ----------------------
                                                    2005       2004       2005           2004
                                                  -------    -------    -------        -------
CALCULATION OF NET AMOUNT RECOGNIZED
Funded status at end of year                      $(3,054)   $(2,353)   $  (379)       $   443
Unrecognized net actuarial loss (gain)              1,641        902        606           (344)
Unrecognized transition amount                          9         12          -              -
Unrecognized prior service cost                        81         38       (242)          (259)
                                                  -------    -------    -------        -------
NET AMOUNT RECOGNIZED                              (1,323)    (1,401)       (15)          (160)
                                                  -------    -------    -------        -------

CLASSIFICATION OF NET AMOUNT RECOGNIZED
Prepaid benefit cost                              $   207    $   253    $   138        $     1
Accrued benefit cost                               (2,180)    (1,872)      (153)          (161)
Intangible asset                                      123         75          -              -
Accumulated other comprehensive income                527        143          -              -
                                                  -------    -------    -------        -------
NET AMOUNT RECOGNIZED                              (1,323)    (1,401)       (15)          (160)
                                                  -------    -------    -------        -------

The underfunding of pension benefits is primarily a function of the different funding incentives that exist outside of the U.S. In certain countries where we have major operations, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations. In these instances, benefit payments are typically paid directly from the Company's cash as they become due.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

The accumulated benefit obligation for all defined benefit retirement plans was $4,610 and $3,822 at June 30, 2005 and June 30, 2004, respectively. Plans with accumulated benefit obligations in excess of plan assets and plans with projected benefit obligations in excess of plan assets as of June 30, consist of the following:

                                                 Years ended June 30
                                 --------------------------------------------------
                                   Accumulated Benefit        Projected Benefit
                                 Obligation Exceeds Fair    Obligation Exceeds Fair
                                  Value of Plan Assets       Value of Plan Assets
                                 -----------------------    -----------------------
                                  2005             2004      2005            2004
                                 -------         -------    -------         -------
Projected benefit obligation     $ 3,567         $ 2,809    $ 5,442         $ 4,059
Accumulated benefit obligation     3,018           2,396      4,441           3,320
Fair value of plan assets            876             638      2,382           1,676

Net Periodic Benefit Cost. Components of the net periodic benefit cost were as follows:

                                                       Years ended June 30
                                         --------------------------------------------------
                                            Pension Benefits        Other Retiree Benefits
                                         --------------------------------------------------
                                          2005     2004     2003     2005     2004     2003
                                         -----    -----    -----    -----    -----    -----
Service cost                             $ 162    $ 157    $ 124    $  67    $  89    $  62
Interest cost                              241      204      173      146      172      150
Expected return on plan assets            (185)    (153)    (127)    (333)    (329)    (333)
Amortization of deferred amounts             6        3        4      (22)      (1)      (1)
Curtailment and settlement loss (gain)      13        -        5        -        -        -
Recognized net actuarial loss (gain)        31       28       13        1        1      (27)
                                         -----    -----    -----    -----    -----    -----
GROSS BENEFIT COST                         268      239      192     (141)     (68)    (149)
                                         -----    -----    -----    -----    -----    -----
Dividends on ESOP preferred stock            -        -        -      (73)     (73)     (74)
                                         -----    -----    -----    -----    -----    -----
NET PERIODIC BENEFIT COST (CREDIT)         268      239      192     (214)    (141)    (223)
                                         -----    -----    -----    -----    -----    -----

Assumptions. We determine our actuarial assumptions on an annual basis. These assumptions are weighted to reflect each country that may have an impact on the cost of providing retirement benefits. The weighted-average assumptions for the defined benefit and other retiree benefit calculations, as well as assumed health care trend rates are as follows:

                                                                              Years ended June 30
                                                                ---------------------------------------------
                                                                Pension Benefits       Other Retiree Benefits
                                                                ----------------       ----------------------
Actuarial assumptions                                           2005        2004       2005             2004
-----------------------------------------------------------     ----        ----       ----             ----
ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS (1)
Discount rate                                                    4.5%        5.2%       5.1%             6.1%
Rate of compensation increase                                    2.8%        3.1%         -                -
                                                                ----        ----       ----             ----
ASSUMPTIONS USED TO DETERMINE NET PERIODIC BENEFIT COST (2)
Discount rate                                                    5.2%        5.1%       6.1%             5.8%
Expected return on plan assets                                   7.2%        7.4%       9.5%             9.5%
Rate of compensation increase                                    3.1%        3.0%         -                -
                                                                ----        ----       ----             ----
ASSUMED HEALTH CARE COST TREND RATES
Health care cost trend rates assumed for next year (3)             -           -        9.6%             9.7%
Rate that the health care cost trend rate is assumed to
decline to (ultimate trend rate)                                   -           -        5.1%             5.1%
Year that the rate reaches the ultimate trend rate                 -           -       2011             2010

---------------------
(1)   Determined as of end of year.

(2)   Determined as of beginning of year.

(3) Rate is applied to current plan costs net of Medicare; estimated initial rate for "gross eligible charges" (charges inclusive of Medicare) is 7.7% for 2005 and 2004.

Several factors are considered in developing the estimate for the long-term expected rate of return on plan assets. For the defined benefit plans, these include historical rates of return of broad equity and bond indices and projected long-term rates of return from pension investment consultants. The expected long-term rates of return for plan assets are 8%-9% for equities and 5%-6% bonds. The rate of return on other retiree benefit plan assets, comprised primarily of Company stock, is based on the long-term projected return of 9.5% and reflects the historical pattern

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

of favorable returns on the Company's stock relative to broader market indices (e.g., S&P 500).

Assumed health care cost trend rates could have a significant effect on the amounts reported for the other retiree benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                          One-Percentage   One-Percentage
                                                          Point Increase   Point Decrease
                                                          --------------   --------------
Effect on total of service and interest cost components       $  38            $ (31)
Effect on postretirement benefit obligation                     480             (387)

Plan Assets. Our target asset allocation for the year ending June 30, 2006 and actual asset allocation by asset category as of June 30, 2005, and 2004, are as follows:

                                 Target Allocation
                         --------------------------------
                                             Other Retiree
                         Pension Benefits       Benefits
                         ----------------    -------------
Asset Category                2006               2006
---------------------    ----------------    -------------
Equity securities (1)           58%                99%
Debt securities                 38%                 1%
Real estate                      4%                 -%
                              ----               ----
TOTAL                          100%               100%
                              ----               ----

                            Plan Asset Allocation at June 30
                       -------------------------------------------
                       Pension Benefits    Other Retireee Benefits
                       ----------------    -----------------------
Asset Category         2005        2004    2005               2004
---------------------  ----        ----    ----               ----
Equity securities (1)    64%         64%     99%                99%
Debt securities          33%         32%      1%                 1%
Real estate               3%          4%      -%                 -%
                       ----        ----    ----               ----
TOTAL                   100%        100%    100%               100%
                       ----        ----    ----               ----

-----------------------
(1) Equity securities for other retiree plan assets include Company stock, net of Series B ESOP debt (see Note 5), of $2,604 and $2,744, as of June 30, 2005 and 2004, respectively.

Our investment objective for defined benefit plan assets is to meet the plans' benefit obligations, while minimizing the potential for future required Company plan contributions. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by matching the actuarial projections of the plan's future liabilities and benefit payments with expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and continual monitoring of investment managers performance relative to the investment guidelines established with each investment manager.

Cash Flows. Management's best estimate of our cash requirements for the defined benefit plans and other retiree benefit plans for the year ending June 30, 2006 is $241 and $18, respectively. For the defined benefit plans, this is comprised of expected benefit payments of $83, which are paid directly to participants of unfunded plans from employer assets, as well as expected contributions to funded plans of $158. For other retiree benefit plans, this is comprised of expected contributions that will be used directly for benefit payments. Expected contributions are dependent on many variables, including the variability of the market value of the plan assets as compared to the benefit obligation and other market or regulatory conditions. In addition, we take into consideration our business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ significantly from current estimates.

Total benefit payments expected to be paid to participants, which include payments funded from the Company's assets, as discussed above, as well as payments paid from the plans are as follows:

                                   Years ended June 30
                             --------------------------------
                                                Other Retiree
                             Pension Benefits     Benefits
                             ----------------   -------------
EXPECTED BENEFIT PAYMENTS
2006                            $   191             $    152
2007                                209                  164
2008                                226                  177
2009                                243                  188
2010                                255                  198
2011-2015                         1,489                1,150

Employee Stock Ownership Plan

The Company maintains the ESOP to provide funding for certain employee benefits discussed in the preceding paragraphs.

The ESOP borrowed $1.00 billion in 1989 and the proceeds were used to purchase Series A ESOP Convertible Class A Preferred Stock to fund a portion of the defined contribution retirement plan in the U.S. Principal and interest requirements were paid by the Trust from dividends on the preferred shares and from advances from the Company. The final payment for the original borrowing of $1.00 billion was made in 2004 and the remaining debt of the ESOP consists of amounts owed to the Company. Each share is convertible at the option of the holder into one share of the Company's common stock. The dividend for the current year was $1.03 per share. The liquidation value is $6.82 per share.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

In 1991, the ESOP borrowed an additional $1.00 billion. The proceeds were used to purchase Series B ESOP Convertible Class A Preferred Stock to fund a portion of retiree health care benefits. These shares are considered plan assets, net of the associated debt, of the Other Retiree Benefits plan discussed above. Debt service requirements are funded by preferred stock dividends and cash contributions and advances from the Company. Each share is convertible at the option of the holder into one share of the Company's common stock. The dividend for the current year was $1.05 per share. The liquidation value is $12.96 per share.

As permitted by Statement of Position (SOP) 93-6, "Employers Accounting for Employee Stock Ownership Plans," we have elected, where applicable, to continue our practices, which are based on SOP 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans." ESOP debt, which is guaranteed by the Company, is recorded as debt (see Note 5). Preferred shares issued to the ESOP are offset by the Reserve for ESOP Debt Retirement in the Consolidated Balance Sheets and the Consolidated Statements of Shareholders' Equity. Advances to the ESOP are recorded as an increase in the Reserve for ESOP Debt Retirement. Interest incurred on the ESOP debt is recorded as interest expense. Dividends on all preferred shares, net of related tax benefits, are charged to retained earnings.

As required by SOP 76-3, the preferred shares of the ESOP are allocated based on debt service requirements, net of advances made by the Company to the Trust. The number of preferred shares outstanding at June 30, was as follows:

                               June 30
                      --------------------------
Shares in Thousands    2005      2004      2003
-------------------   ------    ------    ------
Allocated             61,904    62,511    64,492
Unallocated           25,623    28,296    31,534
                      ------    ------    ------
TOTAL SERIES A        87,527    90,807    96,026
                      ------    ------    ------

Allocated             21,989    21,399    20,648
Unallocated           46,338    48,528    50,718
                      ------    ------    ------
TOTAL SERIES B        68,327    69,927    71,366
                      ------    ------    ------

For purposes of calculating diluted net earnings per common share, the preferred shares held by the ESOP are considered converted from inception. Diluted net earnings are calculated assuming that all preferred shares are converted to common, and therefore are adjusted to reflect the incremental ESOP funding that would be required due to the difference in dividend rate between preferred and common shares (see Note 7).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

NOTE 9 INCOME TAXES

Under SFAS No. 109, "Accounting for Income Taxes," income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for changes in such rates in the period of change.

Earnings before income taxes consisted of the following:

                              Years ended June 30
                         -------------------------------
                           2005        2004       2003
                         ---------    -------    -------
United States            $   6,266    $ 5,760    $ 4,610
International                3,715      3,145      2,379
                         ---------    -------    -------
                         $   9,981    $ 8,905    $ 6,989
                         =========    =======    =======

Management judgment is required in determining tax provisions and evaluating tax positions. Management believes its tax positions and related provisions reflected in the consolidated financial statements are fully supportable. We establish reserves for additional income taxes that may be challenged by local authorities and may not be fully sustained, despite our belief that the underlying tax positions are fully supportable. In such cases, the reserves for additional taxes are based on management's best estimate of the ultimate outcome. These reserves are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress on tax audits, changes in interpretations of tax laws, developments in case law and closing of statutes of limitations. Our tax provision includes the impact of recording reserves and any changes thereto. We have a number of tax audits in process and have open tax years with various significant taxing jurisdictions that range primarily from 1993 to 2005. Although the results of current tax audits and adjustments from other tax positions related to open tax years have not been finalized, we believe based on currently available information that the ultimate outcomes will not have a material adverse effect on our financial position, results of operations or cash flows.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

The income tax provision consisted of the following:

                                                 Years ended June 30
                                             -----------------------------
                                              2005       2004       2003
                                             -------    -------    -------
CURRENT TAX EXPENSE
U.S. Federal                                 $ 1,466    $ 1,477    $ 1,585
International                                    886        817        585
U.S. State and Local                             142        113         98
                                             -------    -------    -------
                                               2,494      2,407      2,268
                                             -------    -------    -------

DEFERRED TAX EXPENSE
U.S. Federal                                     215        281         18
International and other                          349         61        (85)
                                             -------    -------    -------
                                                 564        342        (67)
                                             -------    -------    -------
TOTAL TAX EXPENSE                            $ 3,058    $ 2,749    $ 2,201
                                             -------    -------    -------

A reconciliation of the U.S. federal statutory income tax rate to our actual income tax rate is provided below:

                                                  Years ended June 30
                                             -----------------------------
                                               2005      2004       2003
                                             -------    -------    -------
U.S. Federal statutory income tax rate          35.0%      35.0%      35.0%
Country mix impacts of foreign operations       -4.8%      -3.9%      -2.6%
AJCA repatriation tax charge                     2.8%         -          -
Income tax reserve reversals                    -2.3%         -       -1.4%
Other                                           -0.1%      -0.2%       0.5%
                                             -------    -------    -------
EFFECTIVE INCOME TAX RATE                       30.6%      30.9%      31.5%
                                             -------    -------    -------

Taxes impacted shareholders' equity with credits of $237 and $304 for the years ended June 30, 2005 and 2004, respectively. These primarily relate to the tax effects of net investment hedges and the minimum pension liability and tax benefits from the exercise of stock options.

The American Jobs Creation Act of 2004 (the "AJCA") permits U.S. corporations to repatriate earnings of foreign subsidiaries at a one-time favorable effective federal statutory tax rate of 5.25% as compared to the highest corporate tax rate of 35%. We plan to repatriate approximately $7.2 billion in earnings previously considered indefinitely invested. The income tax expense associated with this repatriation is $295 for the year ended June 30, 2005.

We have undistributed earnings of foreign subsidiaries of approximately $10.3 billion at June 30, 2005, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable. The amount of unremitted earnings for which no tax has been

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

provided decreased in 2005 due to our repatriation plan under the AJCA.

Deferred income tax assets and liabilities were comprised of the following:

                                                            June 30
                                                       ------------------
                                                        2005        2004
                                                       -------     ------
DEFERRED TAX ASSETS
  Stock-based compensation                             $   998     $  912
  Unrealized loss on financial and foreign exchange
  transactions                                             503        436
  Loss and other carryforwards                             406        365
  Advance payments                                         257        226
  Pension and postretirement benefits                      295         95
  Accrued marketing and promotion expense                  137         81
  Fixed assets                                             127        134
  Other                                                    900        986
  Valuation allowances                                    (386)      (342)
                                                       -------     ------
TOTAL                                                    3,237      2,893
                                                       =======     ======

DEFERRED TAX LIABILITIES
  Fixed assets                                          (1,487)    (1,437)
  Goodwill and other intangible assets                  (1,396)    (1,281)
  AJCA repatriation                                       (303)         -
  Other                                                   (597)      (352)
                                                       -------     ------
TOTAL                                                   (3,783)    (3,070)
                                                       =======     ======

Net operating loss carryforwards were $1,418 and $1,398 at June 30, 2005 and June 30, 2004, respectively. If unused, $505 will expire between 2006 and 2025. The remainder, totaling $913 at June 30, 2005, may be carried forward indefinitely.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

NOTE 10 COMMITMENTS AND CONTINGENCIES

Guarantees

In conjunction with certain transactions, primarily divestitures, we may provide routine indemnifications (e.g., retention of previously existing environmental, tax and employee liabilities) whose terms range in duration and often are not explicitly defined. Generally, the maximum obligation under such indemnifications is not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, we have not made significant payments for these indemnifications. We believe that if we were to incur a loss in any of these matters, the loss would not have a material effect on our financial position, results of operations or cash flows.

In certain situations, we guarantee loans for suppliers and customers. The total amount of guarantees issued under such arrangements is not material.

Off-Balance Sheet Arrangements

We do not have off-balance sheet financing arrangements, including variable interest entities, under FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," that have a material impact on our financial statements.

Purchase Commitments

We have purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Due to the proprietary nature of many of our materials and processes, certain supply contracts contain penalty provisions for early termination. We do not expect to incur penalty payments under these provisions that would materially affect our financial condition, cash flows or results of operations in any individual year.

Operating Leases

We lease certain property and equipment for varying periods. Future minimum rental commitments under noncancelable operating leases are as follows: 2006 - $215; 2007 - $162; 2008 - $126; 2009 - $114; 2010 - $101; and $259 thereafter.

Litigation

We are subject to various lawsuits and claims with respect to matters such as governmental regulations, income taxes and other actions arising out of the normal course of business. We are also subject to contingencies pursuant to environmental laws and regulations that in the future may require us to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Accrued environmental liabilities were not material.

While considerable uncertainty exists, in the opinion of management and our counsel, the ultimate resolution of the various lawsuits and claims will not materially affect our financial condition, cash flows or results of operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

NOTE 11 SEGMENT INFORMATION

We are organized under three Global Business Units as follows:

- P&G Beauty includes retail and professional hair care, skin care, feminine care, cosmetics, fine fragrances and personal cleansing.

- P&G Family Health includes the Health Care and Baby Care and Family Care businesses. Health Care includes oral care, personal health care, pharmaceuticals and pet health and nutrition. Baby Care and Family Care includes diapers, baby wipes, bath tissue and kitchen towels.

- P&G Household Care includes the Fabric Care and Home Care and Snacks and Coffee businesses. Fabric Care and Home Care includes laundry detergents, dish care, fabric enhancers, surface care and air care. Snacks and Coffee includes coffee, snacks and commercial products.

Under U.S. GAAP, we have five reportable segments: P&G Beauty; Health Care; Baby Care and Family Care; Fabric Care and Home Care; and Snacks and Coffee. The accounting policies of the businesses are generally the same as those described in Note 1, Summary of Significant Accounting Policies. Differences from these policies and U.S. GAAP primarily reflect: income taxes, which are reflected in the businesses using estimated local statutory rates; the recording of fixed assets at historical exchange rates in certain high inflation economies; and the treatment of certain unconsolidated investees. Certain unconsolidated investees are managed as integral parts of our business units for management reporting purposes. Accordingly, these partially owned operations are reflected as consolidated subsidiaries in business results, with 100% recognition of the individual income statement line items through before-tax earnings. Eliminations to adjust these line items to U.S. GAAP are included in Corporate. In determining after-tax earnings for the businesses, we eliminate the share of earnings applicable to other ownership interests, in a manner similar to minority interest, and apply statutory tax rates. Adjustments to arrive at our effective tax rate are included in Corporate.

Corporate includes certain operating and non-operating activities that are not reflected in the operating results used internally to measure and evaluate the businesses, as well as eliminations to adjust management reporting principles to U.S. GAAP. Operating activities in Corporate include the results of incidental businesses managed at the corporate level along with the elimination of individual revenues and expenses generated by companies over which we exert significant influence, but do not control. Operating elements also comprise certain employee benefit costs and other general corporate items. The non-operating elements include financing and investing activities. In addition, Corporate includes the historical results of certain divested businesses, including the Juice business, which was divested in August of 2004. Corporate assets primarily include cash, investment securities and goodwill.

We had net sales in the U.S. of $25,342, $23,688 and $21,853 for the years ended

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

June 30, 2005, 2004 and 2003, respectively. Assets in the U.S. totaled $25,399 and $23,687 as of June 30, 2005 and 2004, respectively.

Our largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for 16%, 17% and 18% of consolidated net sales in 2005, 2004 and 2003, respectively.

                                                                                  Depreciation
                                                    Before-Tax                         and                        Capital
                                        Net Sales    Earnings     Net Earnings    Amortization   Total Assets   Expenditures
                                        ---------   ----------   -------------    ------------   ------------   ------------
Total P&G Beauty                 2005     $19,483   $    3,958   $       2,748    $        528   $     11,340   $        525
                                 2004      17,122        3,421           2,238             491         11,407            433
                                 2003      12,221        2,697           1,826             395          7,149            343
                                 ----   ---------   ----------   -------------    ------------   ------------   ------------
   Health Care                   2005       7,786        1,425             944             225          3,256            170
                                 2004       6,991        1,324             871             200          3,093            164
                                 2003       5,796          913             617             194          3,066            144
                                 ----   ---------   ----------   -------------    ------------   ------------   ------------
   Baby Care and Family Care     2005      11,890        1,943           1,201             587          7,426            694
                                 2004      10,718        1,539             927             555          7,285            714
                                 2003       9,933        1,335             793             563          7,050            548
                                 ----   ---------   ----------   -------------    ------------   ------------   ------------
Total P&G Family Health          2005      19,676        3,368           2,145             812         10,682            864
                                 2004      17,709        2,863           1,798             755         10,378            878
                                 2003      15,729        2,248           1,410             757         10,116            692
                                 ----   ---------   ----------   -------------    ------------   ------------   ------------
   Fabric Care and Home Care     2005      15,262        3,068           2,047             384          6,706            643
                                 2004      13,868        3,163           2,101             346          5,739            538
                                 2003      12,560        2,931           1,943             339          5,276            357
                                 ----   ---------   ----------   -------------    ------------   ------------   ------------
   Snacks and Coffee             2005       3,140          617             393             105          1,616             88
                                 2004       2,908          490             316              98          1,557            124
                                 2003       2,671          386             253             102          1,749            114
                                 ----   ---------   ----------   -------------    ------------   ------------   ------------
Total P&G Household Care         2005      18,402        3,685           2,440             489          8,322            731
                                 2004      16,776        3,653           2,417             444          7,296            662
                                 2003      15,231        3,317           2,196             441          7,025            471
                                 ----   ---------   ----------   -------------    ------------   ------------   ------------
Corporate                        2005        (820)      (1,030)           (410)             55         31,183             61
                                 2004        (200)      (1,032)           (297)             43         27,967             51
                                 2003         196       (1,269)           (641)            110         19,416            (24)
                                 ----   ---------   ----------   -------------    ------------   ------------   ------------
Total                            2005      56,741        9,981           6,923           1,884         61,527          2,181
                                 2004      51,407        8,905           6,156           1,733         57,048          2,024
                                 2003      43,377        6,989           4,788           1,703         43,706          1,482
                                 ----   ---------   ----------   -------------    ------------   ------------   ------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (millions of dollars except per share amounts or otherwise specified)

NOTE 12 QUARTERLY RESULTS (UNAUDITED)

                                                                         Quarters Ended
                                                      -------------------------------------------------------
                                                      Sept 30     Dec 31      Mar 31      Jun 30    Total Year
                                                      --------   --------    --------    --------   ---------
Net Sales                                 2004-2005   $ 13,744   $ 14,452    $ 14,287    $ 14,258   $  56,741
                                          2003-2004   $ 12,195   $ 13,221    $ 13,029    $ 12,962   $  51,407
                                          ---------   --------   --------    --------    --------   ---------
Operating Income                          2004-2005      2,789      2,982       2,542       2,156      10,469
                                          2003-2004      2,532      2,654       2,177       2,019       9,382
                                          ---------   --------   --------    --------    --------   ---------
Net Earnings (1)                          2004-2005      1,942      1,975       1,614       1,392       6,923
                                          2003-2004      1,679      1,753       1,437       1,287       6,156
                                          ---------   --------   --------    --------    --------   ---------
Diluted Net Earnings Per Common Share     2004-2005   $   0.70   $   0.72    $   0.59    $   0.52   $    2.53
                                          2003-2004   $   0.60   $   0.62    $   0.52    $   0.47   $    2.20
                                          =========   ========   ========    ========    ========   =========

(1) The June 30, 2005 quarter includes a $295 tax provision related to foreign earnings to be repatriated under AJCA, partially offset by a reversal of a tax provision initially recorded in the March 31, 2005 quarter for anticipated dividends from foreign subsidiaries that were subsequently incorporated into our AJCA repatriation plans.